002 Putnam Fund For Growth and Income attachment
4/30/03 Semi-Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	(000s omitted)

Class A	98,950
Class B	12,294
Class C	422

72DD2	(000s omitted)

Class M	909
Class Y	11,247

73A1

Class A	0.10
Class B	0.046
Class C	0.046

73A2

Class M	0.064
Class R	0.047
Class Y	0.118

74U1	(000s omitted)

Class A	952,021
Class B	248,588
Class C	8,873

74U2	(000s omitted)

Class M	13,284
Class Y	95,098

74V1

Class A	14.45
Class B	14.25
Class C	14.39

74V2

Class M	14.35
Class R	14.45
Class Y	14.48